EXHIBIT 99.1

TriStar Wellness Solutions® Files Voluntary Chapter 7 Petition

PORTLAND, OR – January 15, 2016 – TriStar Wellness Solutions®, Inc. (OTCQB: TWSI), a health and wellness company that targets opportunities in advanced wound care , announced today that it has filed a voluntary petition for relief under provisions of Chapter 7 of the United States Bankruptcy Code to initiate an orderly liquidation of the assets of the Company.

The Chapter 7 case was filed in the United States Bankruptcy Court for the District of Oregon. As a result of the filing, a Chapter 7 trustee will be appointed in the Chapter 7 case and the assets of the Company will be liquidated in accordance with the Bankruptcy Code. Additional information on the process can be obtained through the Court.

HemCon Medical Technologies, Inc. (www.hemcon.com), TWSI's primary asset, is transitioning to new ownership though a separate Court protected transaction. The HemCon business will continue normal operations, including the sale of its hemostatic, antibacterial medical devices, without disruption of service to its customers, while implementing an acquisition process leading to new ownership through a sale under Section 363 of Title 11 of the United States Code.

About TriStar Wellness Solutions

TriStar Wellness Solutions®, Inc. (TWSI) is a health and wellness company that targets under-met opportunities in the OTC and professional advanced wound care marketplace. Its core strategy plans to meet the growing demand for care solutions by leveraging proprietary innovation and healthcare technology towards science based solutions. TriStar recently acquired HemCon Medical Technologies Inc., a developer, manufacturer, and marketer of innovative technologies for advanced wound care and hemostatic devices for the control of bleeding resulting from trauma or surgery.

Forward-Looking Statement

This press release for TriStar Wellness Solutions®, Inc. contains forward-looking statements. Generally, you can identify these statements because they use words like "anticipates," "believes," "expects," "future," "intends," "plans," and similar terms. These statements reflect only our current expectations. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen, including, among others, the risks we face as described our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements which apply only as of the date of this press release. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements that, by definition, involve risks and uncertainties. In any forward-looking statement where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation of belief will be accomplished.

SOURCE: TriStar Wellness Solutions®, Inc.